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                                                                Exhibit 4.1(h)-1


                       FIRST AMENDMENT TO PLEDGE AGREEMENT

          This First Amendment to Pledge Agreement (this "Amendment") is dated July 22, 2003. The undersigned hereby agree that this Amendment shall be attached to the Pledge Agreement, dated as of March 11, 2003, between Playboy Entertainment Group, Inc. and Bank One, N.A., as Trustee under the Indenture (as amended from time to time, the "Pledge Agreement"; capitalized terms defined therein being used herein as therein defined) and that, as of the date set forth above and at all times thereafter, the shares listed below on this Amendment shall be deemed to be part of the Pledged Collateral and shall secure all Secured Obligations.

          In furtherance of the foregoing, to secure the payment and performance of the Secured Obligations, the undersigned hereby pledges and hypothecates to Trustee, for the benefit of Trustee and Holders, and grants to Trustee, for the benefit of Trustee and Holders, a security interest in, the following:

          (a) the shares of stock outstanding of the corporation ("Issuer") identified on SCHEDULE I hereto held by the undersigned (the "Pledged Shares") and the certificates, if any, representing the Pledged Shares, and subject to the proviso of Section 2(b) of the Pledge Agreement, all stock dividends, cash dividends, cash, instruments, chattel paper and other rights, property or proceeds and products from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

          (b) all additional shares of stock of Issuer at any time acquired by the undersigned in any manner, and the certificates representing such additional shares (and any such additional shares shall constitute part of the Pledged Shares under this Amendment and the Pledge Agreement), and all stock dividends, cash dividends, cash, instruments, chattel paper and other rights, property or proceeds and products from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

          (c) all proceeds of any of the foregoing.

          This Amendment may be signed in various counterparts which together will constitute one and the same instrument.


                                     PLAYBOY ENTERTAINMENT GROUP, INC.


                                     By  /s/ Robert D. Campbell
                                         ---------------------------------

                                     Its Treasurer
                                         ---------------------------------



                                     BANK ONE, N.A., as Trustee


                                     By  /s/ George N. Reaves
                                         ---------------------------------

                                     Its Vice President
                                         ---------------------------------



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                                   SCHEDULE I




                                Class of   Number of     Share Certificate     Percentage of Outstanding
       Name of Company            Stock      Shares            Number           Shares of Capital Stock
------------------------------ ---------- -----------   -------------------   ---------------------------
Andrita Studios, Inc.            Common       100                1                       100%
